Filed Pursuant to Rule 433

Registration No. 333-279448 and 333-279448-03

*Full Pricing Details* $1.25bn (Offered) Nissan Prime Auto Loan (NAROT 2025-B)

Joint Bookrunners: Mizuho (str), BNP Paribas, MUFG, Wells Fargo

Co-Managers: BofA, Citi, Lloyds, US Bank

— ANTICIPATED CAPITAL STRUCTURE —

CLS	SIZE($mm)*	WAL^	M/F	P.WIN^	E.FNL^	L.FNL	BENCH	SPREAD	YIELD	COUPON	PRICE
A-1	279.000	0.28	P-1/ F1+	01-07	06/26	12/26	I-CRV	+12	3.974	3.974	100.00000
A-2A	280.000	1.01	Aaa/AAA	07-18	05/27	07/28	I-CRV	+38	4.034	4.00	99.99962
A-2B	120.000	1.01	Aaa/AAA	07-18	05/27	07/28	SOFR30A	+38			100.00000
A-3	462.000	2.25	Aaa/AAA	18-39	02/29	04/30	I-CRV	+45	4.024	3.99	99.99868
A-4	87.900	3.54	Aaa/AAA	39-46	09/29	05/31	I-CRV	+45	4.054	4.02	99.99954
B	21.100	3.81	Aa3/AA	46-46	09/29	04/32	I-CRV	+70	4.320	4.28	99.99444

^ Assumes pricing speed of 1.30% ABS to 5% Call

— Transaction Details —

*	Offered Size : $1,250,000,000
*	Bloomberg Ticker : NAROT 2025-B
*	Expected Ratings : Moody’s / Fitch
*	Format : SEC Registered
*	Pricing Speed : 1.30% ABS to 5% Call
*	Min. Denoms : $1k x $1k
*	RR Compliant : US - Yes | EU - No | UK - No
*	Priced : November 18, 2025
*	Expected Settlement : 11/25/25
*	First Pay Date : 12/15/25
*	ERISA : Yes
*	Bill & Deliver : Mizuho

— Available Materials —

*	Preliminary Prospectus, Ratings FWP, CDI (attached)
*	Intexnet Dealname : mznart25b_upsize; Password: KAYK
*	Deal Roadshow : https://dealroadshow.com ; Passcode: NAROT25B

—NAROT 2025-B CUSIPs/ISINs—

Class A-1:

SEC: 65490DAA9 / US65490DAA90

Class A-2-A:

SEC: 65490DAB7 / US65490DAB73

Class A-2-B:

SEC: 65490DAC5 / US65490DAC56

Class A-3:

SEC: 65490DAD3 / US65490DAD30

Class A-4:

SEC: 65490DAE1 / US65490DAE13

Class B:

SEC: 65490DAF8 / US65490DAF87

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403